Exhibit 99.1

J. C. Penney Company, Inc.
Executive Severance Arrangements Policy

It is the policy of the Board of Directors of J. C. Penney Company, Inc. (the “Company”), pursuant to  resolution adopted by the Human Resources and Compensation Committee of the Board on October 23, 2008 (the “Adoption Date”), that the Company shall not enter into a Future Severance Agreement that provides for Severance Benefits to a Senior Executive in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement receives approval of the stockholders of the Company. For purposes of this Policy, the terms below shall have the following meanings:

"Severance Benefits" means: (i) lump sum cash payments (including payments in lieu of medical and other benefits), “gross-up” tax payments, new awards of stock or options and fringe benefits, (ii) the estimated present value of special retirement payments or benefits, and (iii) consulting fees (including reimbursable expenses).  Notwithstanding the foregoing, the term "Severance Benefits" does not include (a) compensation and benefits earned, accrued or otherwise provided for services rendered through the date of termination of employment, including pro rata portions of bonus and other incentive awards for current performance periods, (b) payments or payouts of options, SARs, restricted shares and other compensation and benefits, the right to which vests prior to the date of termination of employment, (c) the value of accelerated vesting of, or payments with respect to, any outstanding equity-based award granted prior to termination of employment, (d) retirement benefits earned or accrued under qualified or non-qualified retirement plans, and (e) payments that the Human Resources and Compensation Committee of the Board of Directors determines are reasonable settlements of claims that could be made by the Senior Executive.

"Future Severance Agreement" means an employment agreement or severance agreement that is entered into or materially modified after the Adoption Date, but excluding any automatic extension or renewal made after the Adoption Date to an employment agreement or severance agreement that is in effect as of the Adoption Date.

"Senior Executive" means a person who is or becomes at the time of execution of the Future Severance Agreement an executive officer of the Company required to be identified in the Company’s Annual Report on Form 10-K.

"Severance Benefits Limitation" means 2.99 times the sum of (a) the Senior Executive's annual base salary as in effect immediately prior to the date of the Senior Executive's termination of employment plus (b) the Senior Executive’s target bonus for the fiscal year in which termination of employment occurs.

The Board delegates to the Human Resources and Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time. In the event that a proposed Future Severance Agreement with a Senior Executive would require stockholder approval in accordance with this Policy, the Company may seek stockholder approval of the Future Severance Agreement after the material terms have been agreed upon with the Senior Executive, but the payment of any Severance Benefits in excess of the Severance Benefits Limitation will be contingent upon stockholder approval of the Future Severance Agreement.

The Board of Directors shall have the right to amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed.